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                                                                   EXHIBIT T3E-3


                         UNITED STATES BANKRUPTCY COURT

                          WESTERN DISTRICT OF VIRGINIA

                                Roanoke Division

In re:                          )
                                )        Chapter 11
RBX Corporation, et al.,(1)     )        Case No. 7-01-00436 WSR
                                )        (Jointly Administered)
                  Debtors.      )
                                )

        ORDER PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE CONFIRMING
                    THE DEBTORS' SECOND AMENDED JOINT PLAN OF
             REORGANIZATION OF RBX GROUP, INC. AND ITS SUBSIDIARIES

        The above-captioned debtors and debtors in possession ("RBX" or the "Debtors"), each having on December 7, 2000 (the "Petition Date") either filed a voluntary petition, or consented to entry of an order, for relief under the provisions of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., as amended (the "Bankruptcy Code"); and having on May 11, 2001 filed the Second Amended Joint Plan of Reorganization of RBX Group, Inc. and Its Subsidiaries (as modified, the "Plan") and the Disclosure Statement in support of the Plan pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement"); and the Court having entered an order dated May 7, 2001 (the "Disclosure Statement Order"), approving the Disclosure Statement, the Debtors' solicitation procedures with respect to the Plan, finding that the Disclosure Statement contained "adequate information" within the meaning of section 1125 of the Bankruptcy Code and that the Disclosure Statement complied with all applicable nonbankruptcy laws, rules and regulations concerning the adequacy

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(1) The Debtors are the following entities: RBX Corporation, RBX Group, Inc.,
Rubatex Corporation, Waltex Corporation, Groendyk Manufacturing Company, Inc., UPR Disposition, Inc., Universal Rubber Company, OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp.


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of disclosure; and the Court having found that due notice of the hearing on the
Disclosure Statement (the "Disclosure Statement Hearing") was provided in accordance with the Disclosure Statement Order and all applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); and the Court having further scheduled a hearing pursuant to Sections 1128 and 1129 of the Bankruptcy Code and Bankruptcy Rule 3017(c) to consider confirmation of the Plan (the "Confirmation Hearing"); and notice of filing of the Plan and Disclosure Statement having been distributed by the Debtors on or about May 18, 2001 to all holders of claims against and equity interests in the Debtors together with, in the case of holders of claims in Classes 1, 2, 3, 4, 5 and 6 (as defined in the Plan), full copies of the Plan and Disclosure Statement and forms of ballots in connection with the solicitation of votes to accept or reject the Plan; and the Affidavits of Service of Kenneth Altman having been filed with this Court with respect to the mailing of notice of the Confirmation Hearing to all holders of claims against and equity interests in the Debtors in accordance with the Disclosure Statement Order; and the Proof(s) of Publication Notice having been or will have been filed with this Court with respect to the publication notice of the Confirmation Hearing; and an Affidavit of Kenneth Altman Certifying Ballots Accepting and Rejecting the Plan, having been filed with this Court on July 6, 2001; and the Debtors having filed on July 6, 2001 a Motion for Order Approving Non-Material Modifications to Second Amended Joint Plan of Reorganization of RBX Group, Inc. and Its Subsidiaries (the "Plan Modification Motion"); and whereas no objections to confirmation of the Plan have been timely and properly submitted by any parties; and upon the record of the Confirmation Hearing and all of the affidavits and declarations filed, evidence adduced and arguments of counsel made at the Confirmation Hearing; and capitalized terms used and not defined herein having the respective meanings ascribed to them in the Plan; and after due deliberation and sufficient cause appearing therefor, this Court hereby FINDS THAT:

        A. The Disclosure Statement, the Plan, the Ballots, and the notice of the Confirmation Hearing were transmitted and served in compliance with the Disclosure Statement Order and the Bankruptcy Rules and such transmittal and service constituted adequate and


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sufficient notice of the Confirmation Hearing. Publication of the notice of the
Confirmation Hearing occurred in accordance with the Disclosure Statement Order. No other or further notice shall be required.

        B. Votes for the acceptance or rejection of the Plan were solicited in good faith and complied with Sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement and all other applicable provisions of the Bankruptcy Code.

        C. In addition to Administrative Claims and Tax Claims, which need not be designated, the Plan designates nine Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan and such Classes and the Plan's treatment thereof do not unfairly discriminate between holders of Claims or Interests. The Plan satisfies Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

        D. The Plan specifies that there are no Classes that are unimpaired under the Plan and accordingly complies with Section 1123(a)(2) of the Bankruptcy Code.

        E. The Plan specifies the treatment of each impaired Class of Claims and Interests as required by Section 1123(a)(3) of the Bankruptcy Code.

        F. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class as required under Section 1123(a)(4) of the Bankruptcy Code.

        G. The Plan contains other appropriate provisions not inconsistent with the Bankruptcy Code in accordance with Section 1123(b)(6) of the Bankruptcy Code, including, without limitation, Section 7.3 (Substantive Consolidation),
Section 10.4 (Special Provisions Regarding the 12% Indenture Trustee's Fees and Expenses and the Fees and Expenses of Professionals Retained by the Informal Noteholders Committee), Section 10.5 (Special Provisions Regarding the 11 1/4% Indenture Trustee's Fees and Expenses and the Fees and Expenses of Professionals Retained by the 11 1/4% Indenture Trustee), and Article XII (Releases,


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Injunctions and Exculpation) of the Plan.

        H. The Debtors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Disclosure Statement Order and are entitled to the protections afforded in
Section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in the Plan.

        I. The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code.

        J. The Plan has been duly accepted by the classes of creditors whose acceptance is required by law for confirmation of the Plan in accordance with the provisions of Sections 1126 and 1129 of the Bankruptcy Code.

        K. The Debtors, as the proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code.

        L. The Plan has been proposed in good faith and not by any means forbidden by law, as required by section 1129(a)(3) of the Bankruptcy Code.

        M. As required by section 1129(a)(4) of the Bankruptcy Code, any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, to professionals retained by the Debtors for services or for costs and expenses in or in connection with the Cases, or in connection with the Plan and incident to the Cases, have been approved by, or are subject to the approval of this Court as reasonable.

        N. As required by section 1129(a)(5) of the Bankruptcy Code, the Debtors, as the proponents of the Plan, have disclosed the identity and affiliations of all individuals proposed to serve, after confirmation of the Plan, as a director and officer of Reorganized RBX under the Plan. The appointment to, or continuance in, office of such individuals is consistent with the interests of creditors and equity security holders and with public policy. The Debtors, as the proponents of the Plan, have disclosed the identity of all insiders that will be employed or retained by Reorganized RBX under the Plan and the nature of any compensation of such


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insiders.

        O. No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of Reorganized Debtors, and the Plan complies with section 1129(a)(6) of the Bankruptcy Code.

        P. As required by section 1129(a)(7) of the Bankruptcy Code, with respect to each impaired Class of Claims or Interests under the Plan, each holder of a Claim or Interest of each such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

        Q. The Plan complies with section 1129(a)(9) of the Bankruptcy Code in that:

           a. With respect to any Claim for an administrative expense of the kind described in section 503(b) of the Bankruptcy Code, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim will be paid by Reorganized RBX, on account of such Claim, Cash equal to the allowed amount of such Claim on the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim; provided, however, that (1) such holder may be treated on such less favorable terms as may be agreed to by such holder, and (2) any such Claim representing liabilities incurred by the Debtors in the ordinary course of their business during the Cases shall be paid by Reorganized RBX in accordance with the terms and conditions of the particular transactions and agreements relating thereto;

           b. With respect to any DIP Facility Claim, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim that is an Allowed Claim will receive on the later of (i) the Effective Date and
(ii) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and such holder, either (1) Cash equal to the unpaid portion of such DIP Facility Claim or (2) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Plan shall not modify any of the rights of the persons holding DIP Facility Claims, including,


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without limitation, such person's rights in any collateral securing the DIP
Facility Claims, and -- unless the persons holding the DIP Facility Claims otherwise agree in writing -- the Liens securing such DIP Facility Claims shall remain in full force and effect until all of the DIP Facility Claims are paid in full; provided further, in the event that Congress is the Exit Lender, Congress has agreed to the treatment specified in, and shall have its DIP Facility Claims treated in accordance with, Section 2.1.2(a) of the Plan; and

           c. With respect to any Claim for a Tax to the extent that it is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code, the Plan provides that such Claim is not impaired and further provides that the holder of such Claim that is an Allowed Claim (i) shall be paid in full by Reorganized RBX in Cash in full on the later of (1) the Effective Date and (2) the date such Claim becomes an Allowed Claim; (ii) at the option of Reorganized RBX, shall receive, on account of such Claim, equal Cash payments calculated at the Plan Rate, on each Distribution Date, payable in arrears, over a period not exceeding six (6) years after the date of assessment of such Claim, such payments being of a value, as of the Effective Date, equal to the amount of such Allowed Claim; or (iii) will be paid on account of its Allowed Claim on such other terms as have been or may be agreed to by such holder and Reorganized RBX.

        R. The Plan has been accepted by at least one Class of impaired Claims, excluding votes cast by insiders, as required by section 1129(a)(10) of the Bankruptcy Code.

        S. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized Debtors or any successor to the Debtors under the Plan, as required by section 1129(a)(11) of the Bankruptcy Code.

        T. All fees payable under 28 U.S.C. Section 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date, as required by section 1129(a)(12) of the Bankruptcy Code.

        U. As required by section 1129(a)(13) of the Bankruptcy Code, any Claims against the Debtors for payment of any retiree benefits, as that term is defined in section 1114 of


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the Bankruptcy Code, are not impaired under the Plan.

        V. Claims in Classes 1, 2, 3, 4, 5, 6, and 8 and Interests in Classes 9 and 10 are impaired under the Plan.

        W. Holders of Claims in Classes 2, 3, 4, 5, and 6 have voted to accept the Plan.

        X. Holders of Claims and Interests in Classes 8, 9, and 10 were not entitled to vote on the Plan and are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

        Y. With respect to the holders of Claims or Interests in Classes 1, 8, 9 and 10, the Plan does not discriminate unfairly and is fair and equitable within the meaning of section 1129(b)(2)(B) or section 1129(b)(2)(C) of the Bankruptcy Code, as applicable, because as to Class 1, each Holder of a Class 1 Claim will receive on account of such Claim property of a value equal to the amount of its Allowed Class 1 Claim, and with respect to Classes 8, 9 and 10, no holder of any junior Claim or Interest, as applicable, will receive or retain any property under the Plan on account of such junior Claim or Interest.

        Z. The Plan provides adequate means for its implementation, as required by section 1123(a)(5) of the Bankruptcy Code.

        AA. As permitted under Section 7.5 of the Plan, the Debtors have properly determined in their discretion, with the consent of the Informal Noteholders Committee, to create or preserve one or more subsidiaries or affiliates of Reorganized RBX as of the Effective Date, to which certain assets of the Debtors and Reorganized RBX will be transferred and assigned (Reorganized RBX and such subsidiary and/or affiliate collectively referred to hereinafter as "Reorganized Debtors").

        BB. The Plan provides for the inclusion in the Debtors' certificates of incorporation of all provisions required by section 1123(a)(6) of the Bankruptcy Code.

        CC. The Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the


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Plan.

        DD. Each and every condition precedent to the confirmation of the Plan has been satisfied or waived (as described in paragraph 14 below).

        EE. It is not the principal purpose of the Plan to avoid taxes or the application of section 5 of the Securities Act of 1933, as amended.

        ACCORDINGLY, IT IS HEREBY ORDERED, DETERMINED AND DECREED THAT:

                      APPROVAL OF PLAN MODIFICATION MOTION

        1. The Plan Modification Motion is granted. The modifications to the Plan as set forth in the Plan Modification Motion are non-material and are deemed accepted by all interested parties who have timely voted to accept the Plan. Under Bankruptcy Rule 3019, these modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections of the Plan under Section 1126 of the Bankruptcy Code.

                            CONFIRMATION OF THE PLAN

        2. Pursuant to section 1129 of the Bankruptcy Code, the Plan, as modified by this Order, is hereby confirmed and the Debtors are authorized and directed to implement the Plan in accordance with the terms thereof and to take any and all actions contemplated to be taken by them under the Plan, without need for further action by their directors or shareholders or otherwise.

        3. The record of the Confirmation Hearing is hereby closed.

        4. In accordance with section 1141 of the Bankruptcy Code, the provisions of the Plan and this Order are non-severable and mutually dependent and shall be binding upon the Debtors, Reorganized Debtors, any person acquiring or receiving property or a distribution under the Plan, any party to a contract with the Debtors, any lessor or lessee of property to or from the Debtors and any present or future holder of a Claim against or an Interest in the Debtors, whether or not such Claim or Interest is impaired under the Plan and whether or not


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such holder has filed a proof of claim or has accepted the Plan.

        5. Except as otherwise expressly provided in the Plan or this Order, upon the occurrence of the Effective Date, the Debtors shall be discharged, effective immediately, from any claim and any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest accrued and expenses incurred, if any, on any such debts, whether such interest accrued or such expenses were incurred before or after the Filing Date, and including, without limitation, any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, and the Debtors' liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, and regardless of whether or not a proof of claim was filed or is deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code or the person holding such Claim has accepted the Plan. The discharge granted under this Order shall void any judgment obtained against the Debtors or Reorganized Debtors at any time, to the extent that such judgment related to a discharged Claim.

        6. Except as otherwise expressly provided in the Plan or this Order (including, without limitation, paragraph 30 of this Order), on the Effective Date, without need for any further action, Reorganized Debtors shall be vested with all of the property of the Debtors' Estates free and clear of all Claims, Liens and Interests and may operate their businesses and may use, acquire or dispose of their assets free of any restrictions imposed by the Bankruptcy Code or by this Court.

        7. Except as otherwise expressly provided in the Plan or this Order, the Debtors on behalf of themselves and Reorganized Debtors have retained and reserved all rights to commence and pursue, as appropriate, any and all Rights of Action, whether arising prior to or


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after the Petition Date, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Cases. The failure to identify in the Disclosure Statement any potential or existing Right of Action generally or specifically does not limit the rights of the Debtors and Reorganized Debtors to pursue any such action.

        8. Unless a Right of Action against any Person was expressly waived, relinquished, released, compromised or settled as provided or identified in the Plan or any Final Order, the Debtors on behalf of themselves and Reorganized Debtors have retained and reserved all Rights of Action for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Rights of Action upon or after the confirmation or consummation of the Plan. In addition, the Debtors on behalf of themselves and Reorganized Debtors have the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are defendants or interested parties against any Person.

        9. The provisions in Articles 9 and 10 of the Plan governing distributions, reserves and the procedures for resolving and treating Disputed Claims under the Plan are hereby approved and found to be fair and reasonable.

        10. On the Effective Date, the transfers of assets by the Debtors contemplated by the Plan shall (a) be legal, valid and effective transfers of property, (b) vest or will vest in the transferee good title to such property free and clear of all Claims, Interests and Liens, except those provided for in the Plan or this Order, (c) do not or will not constitute fraudulent conveyances under any applicable law and (d) do not and will not subject the Debtors, Reorganized Debtors or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability.

        11. With respect to and for purposes of any distributions to be made to holders of 12% Noteholder Claims pursuant to the Plan, the 12% Indenture Trustee shall serve as


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the Distribution Agent and is authorized and directed to take any and all actions contemplated to be taken in such capacity under the Plan; provided that, with respect to and for purposes of any distributions to be made to holders of 11 1/4% Noteholder Claims pursuant to the Plan, the 11 1/4% Indenture Trustee shall serve as the Distribution Agent and is authorized and directed to take any and all actions contemplated to be taken in such capacity under the Plan. In accordance with the Plan, notwithstanding the cancellation of the 12% Notes and the 11 1/4% Notes, the provisions of the 12% Note Indenture and the 11 1/4% Note Indenture with respect to distributions, indemnification and the relevant trustee's charging liens shall remain in full force and effect.

                       EXIT FINANCING AND RELATED MATTERS

        12. Congress as Exit Lender.

            (a) In the event that Congress is chosen by the Debtors as the Exit Lender, then, notwithstanding anything to the contrary set forth in the Plan or this Order, all of the DIP Facility Claims, the DIP Facility Agreement, the other Financing Agreements (as defined in the DIP Facility Agreement) and the DIP Facility Order shall extend and continue in full force and effect through the Effective Date. On the Effective Date, Reorganized Debtors and Congress shall enter into the Exit Loan Agreement and the other Exit Financing Agreements. Pursuant to section 1142(b) of the Bankruptcy Code and without further action by the Bankruptcy Court or by the shareholders and directors of Reorganized Debtors, Reorganized Debtors shall be authorized to (i) enter into the Exit Loan Agreement and the other Exit Financing Agreements, (ii) ratify, amend, restate, assume and adopt all of the Financing Agreements, (iii) perform all of its obligations under the Exit Loan Agreement and the other Exit Financing Agreements, and (iv) execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under the Exit Loan Agreement and the other Exit Financing Agreements and to take all other actions and execute, deliver, record and file all other such agreements, documents, instruments, financing statements, releases, applications, registration statements, reports and any changes, additions and


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      modifications thereto in connection with the consummation of the transactions contemplated by the Exit Loan Agreement and the other Exit Financing Agreements, including, without limitation, the making of such filings or the recording of any security interests, as may be required by such Exit Loan Agreement and the other Exit Financing Agreements.

            (b) Notwithstanding anything to the contrary contained in the Plan or this Order, as of and after the Effective Date, all DIP Claims, including without limitation all loans, advances, financial accommodations, borrowings, letters of credit, indebtedness and other obligations outstanding under the DIP Facility Agreement and the DIP Facility Order shall be deemed to be "Post-Effective Date Obligations" (as defined in the Exit Loan Agreement) of Reorganized Debtors under the Exit Loan Agreement and the other Exit Financing Agreements.

            (c) Notwithstanding anything to the contrary contained in this Order, the Plan, the DIP Facility Order and/or the DIP Facility Agreement, the DIP Facility Claims, DIP Facility Agreement, the other Financing Agreements, and all liens, security interests, claims and priorities in favor of Congress thereunder, and the documents and agreements entered into in connection therewith, shall remain in full force and effect, and shall constitute and continue to constitute the legal, valid and binding obligations of the Debtors until the later of the Effective Date or the date all Obligations (as defined in the DIP Facility Agreement) arising under or in connection with the DIP Facility Agreement and the DIP Facility Order are indefeasibly paid and satisfied in full, in accordance with the terms and conditions of the DIP Facility Agreement and the DIP Facility Order, by virtue of the entry by Reorganized Debtors and Congress into the Exit Loan Agreement and the other Exit Financing Agreements. On and after the Effective Date, all DIP Claims and all security interests and liens of Congress in and on the assets and properties of the Debtors under the DIP Facility Agreement and the DIP Facility Order shall be deemed to continue and survive in full force and effect as against Reorganized Debtors


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      under the Exit Loan Agreement and the other Exit Financing Agreements pursuant to and in accordance with the terms and conditions of the Exit Loan Agreement and the other Exit Financing Agreements, and shall not be discharged, released, terminated or otherwise impaired as a result of the occurrence of the Confirmation Date or the Effective Date.

        13. Alternative Lender as Exit Lender.

            (a) In the event that the Alternative Lender is chosen by the Debtors as the Exit Lender, each DIP Facility Claim (other than one based on a reimbursement obligation for an issued and outstanding letter of credit, to the extent such letter of credit is undrawn) that is an Allowed Claim shall be paid by Reorganized RBX, in Cash, in full on the later of
      (1) the Effective Date and (2) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Plan Proponent and the DIP Lender. Each DIP Facility Claim based on a reimbursement obligation for an issued and outstanding letter of credit, to the extent such letter of credit is undrawn, shall be satisfied in accordance with the DIP Facility Agreement and the DIP Facility Order. On the Effective Date, Reorganized Debtors and the Alternative Lender shall enter into the Exit Loan Agreement and the other Exit Financing Agreements. Pursuant to section 1142(b) of the Bankruptcy Code and without further action by the Bankruptcy Court or by the shareholders and directors of Reorganized Debtors, Reorganized Debtors shall be authorized to (i) enter into the Exit Loan Agreement and the other Exit Financing Agreements, (ii) perform all of its obligations under the Exit Loan Agreement and the other Exit Financing Agreements, and (iii) execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under the Exit Loan Agreement and the other Exit Financing Agreements and to take all other actions and execute, deliver, record and file all other such agreements, documents, instruments, financing statements, releases, applications, registration statements, reports and any changes, additions and modifications thereto in connection with the


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      consummation of the transactions contemplated by the Exit Loan
      Agreement and the other Exit Financing Agreements, including, without limitation, the making of such filings or the recording of any security interests, as may be required by such Exit Loan Agreement and the other Exit Financing Agreements.

            (b) Notwithstanding anything to the contrary contained in this Order, the Plan, the DIP Facility Order and/or the DIP Facility Agreement, the DIP Facility Claims, DIP Facility Agreement, the other Financing Agreements, and all liens, security interests, claims and priorities in favor of Congress thereunder, and the documents and agreements entered into in connection therewith, shall remain in full force and effect, and shall constitute and continue to constitute the legal, valid and binding obligations of the Debtors until the later of the Effective Date or the date all Obligations (as defined in the DIP Facility Agreement) arising under or in connection with the DIP Facility Agreement and the DIP Facility Order are indefeasibly paid and satisfied in full in accordance with the terms and conditions of the DIP Facility Agreement and the DIP Facility Order, including, without limitation, by virtue of the entry by Reorganized Debtors and the Alternative Lender into the Exit Loan Agreement and the other Exit Financing Agreements.

            (c) Notwithstanding any other provision of the Plan, (i) the DIP Facility Claims shall be Allowed Claims in the amount determined by the DIP Lender and agreed to by the Plan Proponent (subject to Bankruptcy Court approval as provided in Section 13.2(d) of the Plan), and (ii) the Liens securing such DIP Facility Claims shall remain in full force and effect until all of the DIP Facility Claims are paid indefeasibly in full in Cash in accordance with the DIP Facility Agreement and the DIP Facility Order. Any dispute as to any DIP Facility Claim shall be resolved by the Bankruptcy Court in accordance with the Bankruptcy Code and the Bankruptcy Rules, after notice and a hearing.

            (d) Upon the indefeasible payment in full of all Obligations (as


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      defined in the DIP Facility Agreement) owed to DIP Lender in immediately available funds and termination of the DIP Facility Agreement, each of DIP Lender and Debtors shall each be released from any and all obligations to each other pursuant to the terms of the DIP Facility Order and/or the DIP Facility Agreement, except that as to the release by DIP Lender of Debtors, such release (i) shall not apply to the obligations arising pursuant to any provisions of the DIP Facility Agreement or the other Financing Agreements (as defined in the DIP Facility Agreement) which by their terms survive the termination thereof and (ii) shall be otherwise subject to the DIP Facility Agreement relating to the termination thereof and shall be in a form acceptable to the Debtors and the DIP Lender.

        14. As permitted under Section 13.1 of the Plan, the Debtors, the Committee, the 12% Indenture Trustee and the Informal Noteholders Committee have each expressly waived the condition precedent specified in Section 13.1, that the Debtors have received a signed commitment for the Exit Loan Agreement in form and substance acceptable to said parties.

                   RELEASES, EXCULPATIONS, AND INDEMNIFICATION

        15. On the Effective Date, the releases, exculpations, indemnifications and other provisions set forth in Article 12 of the Plan shall be effective and enforceable to the extent provided for in, and in accordance with, said Article.

        16. Unless otherwise provided in the Plan or this Order, all injunctions and stays provided for in the Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. Unless otherwise provided in the Plan or this Order, from and after the Effective Date, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold (a) Reorganized Debtors or any of its subsidiaries,
(b) the property of Reorganized Debtors or any of its subsidiaries, (c) any of the Releasees and Released Parties, (d) the Committee or any of its members or
(e) any of the Prepetition Lenders, the 12% Indenture Trustee, the 12% Noteholders, the 11 1/4% Noteholders, the 11 1/4% Indenture Trustee, or the DIP

Lender (or their respective officers, directors, employees and other agents, advisors, attorneys and accountants, successors or assigns) liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to Sections 11.1, 12.1 or 12.2 of the Plan.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        17. Pursuant to section 1123(b)(2) of the Bankruptcy Code and section
8.1. of the Plan, all executory contracts and unexpired leases shall be deemed rejected by Reorganized Debtors on the Effective Date unless such contracts or leases (a) were listed as to be assumed, on the Schedule of Assumed Contracts and Unexpired Leases (as amended, the "Cure Amount Schedule") that was filed by the Debtors prior to the Confirmation Hearing; (b) were expressly assumed prior to the Confirmation Date; (c) are the subject of a stipulation to extend time to assume or reject; or (d) are the subject of a pending motion by the Debtors to assume as of the Confirmation Date even if such motion is heard following the Confirmation Date.

        18. If any party timely and properly submits an objection to assumption based on any ground, including the "cure claim" amount, that cannot be consensually resolved by the parties, this Court shall resolve such disputes at a hearing to be held on August 9, 2001 at 11:00 a.m. If, as applicable, this Court determines that the Debtors cannot assume the executory contract or lease or that the Debtors cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtors or Reorganized Debtors, then the unexpired lease or executory contract shall automatically thereupon be deemed to have been excluded from the Schedule of Assumed Contracts and shall be rejected pursuant to section 8.5 of the Plan. Further, if the Debtors in their discretion determine that the amount asserted to be the necessary "cure" amount with respect to any particular lease or contract would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to reject the contract or lease pursuant to Section 8.5 of the Plan.

        19. An Allowed Claim under an executory contract or an unexpired lease that has been rejected, if any, shall constitute a Class 4 Claim, if secured, or a Class 5 Claim, if unsecured.

        20. All of the Debtors' right, title and interest in any contracts, leases or agreements entered into by the Debtors after the Petition Date, and/or not subject to assumption or rejection under Bankruptcy Code section 365, shall revest in Reorganized Debtors, without further action.

                            SUBSTANTIVE CONSOLIDATION

        21. Substantive consolidation of the Cases as contemplated under the Plan is in the best interests of the Debtors, the Estates and their creditors. In accordance with and pursuant to Section 7.5 of the Plan, the Cases shall be substantively consolidated solely for purposes of the Plan as of the Effective Date.

                           AUTHORITY TO IMPLEMENT PLAN

        22. Reorganized Debtors are hereby authorized and directed to enter into all agreements and other instruments contemplated by or to be entered into pursuant to the Plan and its provisions including, without limitation: (a) the Exit Financing Agreements; (b) the New 12% Indenture and all ancillary security and other agreements contemplated thereby, including, without limitation, the agreements attached as exhibits to the New 12% Indenture in substantially the form submitted to the Court, the Intercreditor Agreement described in the New 12% Indenture, and all mortgages, financing statements, registration statements or other documents required by such New 12% Indenture and agreements to confirm and perfect the liens and security interests required thereunder, together with such modifications thereto (with respect to documents previously submitted to the Court) or other documents as may be agreed to by Reorganized Debtors, the Committee, the Informal Noteholders Committee, the New 12% Indenture Trustee and the Exit Lender; (c) the New 12% Notes; (d) the New Warrants; (e) the Warrant Agreement; (f) each of the other Plan Documents; and (g) any and all other agreements, documents or instruments necessary or appropriate for effectuation of the Plan, without need for further action by its directors or shareholders or otherwise.

        23. In accordance with section 1142 of the Bankruptcy Code, the Debtors, Reorganized Debtors and any other Person designated pursuant to the Plan (including, without limitation, the 12% Indenture Trustee, the 11 1/4% Indenture Trustee and the Exit Lender) is authorized, empowered and directed to execute, deliver, acknowledge, adopt, ratify, certify, file and record any document (including, without limitation, all documents, agreements and instruments described in clauses (a) through (g) of paragraph 22 above), and to take any other action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, whereupon such documents, agreements, and instruments shall be legal, valid, and binding obligations of the parties thereto and enforceable in accordance with their terms except as enforceability may be affected by bankruptcy, insolvency, or other laws of general application affecting the rights of creditors generally.

        24. All persons holding Claims against and Interests in the Debtors that are dealt with under the Plan are hereby directed to execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, and all such persons shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

                              ADMINISTRATIVE CLAIMS

        25. Any and all requests for payment of Administrative Claims (other than (a) Claims relating to the assumption of executory contracts, and (b) Claims for which a request has already been filed) must be filed and served on the Reorganized Debtors, the Committee, and the U.S. Trustee no later than sixty
(60) days after the Effective Date. All Administrative Claims for which a request for payment is not timely and properly made in accordance with the foregoing sentence shall be deemed discharged, released and waived. Notwithstanding the foregoing, Professional Persons or other entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) and 1103 for services rendered prior to the Effective Date must file and serve on all parties entitled to notice thereof, an application for final allowance of compensation and reimbursement of expenses no later than twenty (20) days after the Effective Date in accordance with the various orders of the Bankruptcy

Court establishing procedures for submission and review of such applications.

        26. All requests for payment of Administrative Claims and applications for final allowance of compensation and reimbursement of expenses shall be subject to authorization and approval of the Bankruptcy Court. The Debtors or Reorganized Debtors shall have sixty (60) days from the date an Administrative Claim, other than an administrative claim of a Professional Person, is served in accordance with the Plan to bring an objection to such Claim. Any objections to applications for final allowance of compensation and reimbursement of expenses of Professional Persons may be filed by the Reorganized Debtors, the Informal Noteholders Committee, the 12% Indenture Trustee, the Committee, or the U.S. Trustee and must be filed and served within twenty (20) days of service of the relevant fee application.

                                 NOTICE OF ORDER

        27. Promptly after entry of this Order, the Debtors shall cause a notice of this Order to be mailed to all known creditors and other parties in interest. The form of said notice attached hereto as Exhibit A is hereby approved. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

                                  MISCELLANEOUS

        28. This Order shall be deemed to constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other documents, instruments or agreements (and any amendments or modifications thereto) and any other acts referred to in, or contemplated by, the Plan or the Disclosure Statement.

        29. The obligations of Reorganized Debtors under each of the Exit Financing Agreements and the New 12% Notes shall be secured by valid, binding and enforceable liens on the collateral with the priorities specified in the relevant security agreements.

        30. The offering, issuance and distribution by Reorganized RBX of the New Common Stock (including, but not limited to, any shares of New Common Stock issuable upon exercise of the New Warrants but excluding any shares of New Common Stock issuable pursuant to exercise of the Management Options), the New Warrants and the New 12% Notes in accordance with the Plan is hereby found to be exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution or sale of a security by reason of section 1145(a) of the Bankruptcy Code. The New Common Stock, New Warrants, and New 12% Notes will be freely tradable by the recipients thereof subject only to the provisions of Section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act or 1933, as amended, and compliance with any applicable rules and regulations of the Securities Exchange Commission.

        31. As of the Effective Date, the Incentive Plan shall be deemed authorized and approved in all respects and for all purposes (including, without limitation, for purposes of section 162(m), section 422(b)(1) and any other provisions of the Internal Revenue Code) without any requirements of further action by the stockholders and directors of Reorganized Debtors.

        32. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan or the revesting, transfer or sale of any real or personal property of the Debtors, Reorganized Debtors or the Estates pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any federal, state or local law imposing a document recording tax, conveyance fee, real estate transfer tax, intangibles or similar tax, mortgage tax, mortgage recording tax, stamp tax, or similar tax or governmental assessment. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Confirmation Order in the form approved by the Court (i) shall have the effect of an order of the

Court, (ii) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

        33. All shares of New Common Stock to be issued pursuant to the Plan (including, but not limited to, any shares issuable upon exercise of the New Warrants and the Management Options) shall be, upon such issuance, validly issued, fully paid and non-assessable.

        34. Except as otherwise provided in the Plan or this Order, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the person holding such Secured Claim is hereby authorized and directed to release any collateral or other property of the Debtors (including without limitation, any cash collateral) held by such person and to take such actions as may be requested by Reorganized Debtors or any lender or prospective lender of Reorganized Debtors to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Reorganized Debtors.

        35. The appropriate state or local governmental officials are hereby directed, upon the presentation of a copy of this Order, to terminate the filings evidencing any security interests against any property of the Debtors deemed released under the immediately preceding paragraph. In the event that a state or local government official cannot readily determine whether it is appropriate to release such security interest, the Debtors shall bring the matter before this Court for determination and this Court hereby retains jurisdiction to resolve any such question or dispute and to enforce the foregoing directions.

        36. Subject to further orders of the Court, at any time prior to the Effective Date, the Debtors or Reorganized Debtors may apply to the Bankruptcy Court (a) to modify the Plan in accordance with section 15.1 of the Plan and section 1127 of the Bankruptcy Code, (b) to remedy defects or omissions in the Plan or to reconcile inconsistencies in the Plan or (c) to revoke and withdraw the Plan in accordance with section 15.2 of the Plan.

        37. If any or all of the provisions of this Order are hereafter modified, vacated or reversed by subsequent order of this or any other court, such reversal, modification or vacation shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order, nor shall such reversal, modification or vacation of this Order affect the validity or enforceability of such act or such obligations. Notwithstanding any reversal, modification or vacation of this Order, any such act or obligation incurred or undertaken pursuant to and in reliance on this Order prior to the Effective Date of such reversal, modification or vacation shall be governed in all respects by the provisions of this Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

        38. In the event that the Effective Date has not occurred as provided in the Plan, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan, and no acts taken in preparation for the consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims or any claims by any Debtor against any Person, to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor, or to constitute an admission of any sort by any Debtor or any other Person.

        39. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan, it being the intent of the Court that the Plan be confirmed in its entirety.

        40. In the event of an inconsistency between the Plan and any other agreement, instrument or document intended to implement the provisions of the Plan, the provisions of the Plan shall govern unless otherwise expressly provided for in such agreements, instruments or documents. In the event of any inconsistency between the Plan and any agreement, instrument, or document intended to implement the Plan and this Confirmation Order, the provisions of this Confirmation Order shall govern. This Confirmation Order shall supersede any orders of the Court issued prior to the Effective Date that may be inconsistent herewith.

        41. The provisions of this Confirmation Order are non-severable and mutually dependent.

        42. This Court hereby retains jurisdiction over the Case to the full extent provided for in Article 14 of the Plan.

        43. The provisions of Rules 3020(e) and 7062 of the Federal Rules of Bankruptcy Procedure shall not apply, and this Order shall take effect immediately and shall not be stayed.

        45. The Clerk of Court shall send a copy of this Order as entered to movant's counsel at the address below who will then distribute the Order to all necessary parties pursuant to the Local Rules.

                                        ENTER: 07/17/2001

                                        /s/ William F. Stone, Jr.
                                        ----------------------------------------
                                        UNITED STATES BANKRUPTCY JUDGE

WE ASK FOR THIS

/s/ Robert S. Westermann
-------------------------------------------
Benjamin C. Ackerly, VSB No. 9120
Robert S. Westermann, VSB No. 43294
HUNTON & WILLIAMS
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Phone: (804) 788-8200
Fax:   (804) 788-8218

AND

PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
Laura Davis Jones
Debra Grassgreen
Jonathan J. Kim
919 North Market Street, 16th Floor
P.O. Box 8705
Wilmington, DE 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
Counsel for Debtors and Debtors in Possession